Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-103662, 333-106970, 333-147954, and 333-151331) of Capital Trust, Inc. and Subsidiaries and in the related Prospectuses and on Forms S-8 (Nos. 333-39743, 333-72725, 333-120145, and 333-144929) pertaining to: (i) the Second Amended and Restated 1997 Long Term Incentive Stock Plan, Amended and Restated 1997 Non-Employee Director Stock Plan; (ii) the 1998 Employee Stock Purchase Plan, 1998 Non-Employee Stock Purchase Plan, and Stock Purchase Loan Plan; (iii) the Amended and Restated 2004 Long-Term Incentive Plan; and (iv) the Amended and Restated 2007 Long-Term Incentive Plan of Capital Trust, Inc. and Subsidiaries of our reports dated February 14, 2012, with respect to the consolidated financial statements and schedule of Capital Trust, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Capital Trust, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP
New York, New York
February 14, 2012